Exhibit 99.1

Press Release

January 31, 2014

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013

LCNB Corp. (LCNB) today announced net income of $2,347,000 (total basic and diluted earnings per common share of $0.27) and $8,780,000 (total basic and diluted earnings per common share of $1.12 and $1.10, respectively) for the three and twelve months ended December 31, 2013, respectively.  This compares to net income of $2,159,000 (total basic and diluted earnings per common share of $0.32) and $8,270,000 (total basic and diluted earnings per common share of $1.23 and $1.22) for the same three and twelve-month periods in 2012. Results for 2013 were significantly affected by the completion of a merger with First Capital Bancshares, Inc. (“FCB”) and its subsidiary, Citizens National Bank of Chillicothe, on January 11, 2013.

Commenting on the financial results, LCNB CEO Steve Wilson said, “We are pleased to announce solid financial results for the fourth quarter and full year 2013.  This equated to a 0.93% return on average assets and a 9.02% return on average equity for the full year.  In addition, we welcomed the customers and staff of Citizens National Bank, Chillicothe, Ohio to the LCNB family on January 11, 2013 and the customers and staff of Eaton National Bank and Trust Co., Eaton, Ohio, which merged with LCNB on January 24, 2014.  A necessary part of the mergers were merger and restructuring expenses totaling $1.4 million on a pre-tax basis during 2013.  If these tax-effected expenses are not included in the calculations, our return on average assets and our return on average equity would be 1.03% and 9.93% for 2013.  Another significant item during the fourth quarter was the successful issuance of 1,642,857 new shares of voting common stock at 1.80 times book value on a pro-forma basis, providing LCNB with $26.9 million in new capital that was used to fund the purchase of Eaton National Bank and for other general corporate purposes.”

Net interest income for the three and twelve months ended December 31, 2013 increased $1,512,000 and $4,383,000, respectively, from the comparative periods in 2012 due primarily to the increased volume of average interest earning assets provided by the FCB merger.

The provision for loan losses for the three and twelve months ended December 31, 2013 was $390,000 and $763,000 less than the comparable periods in 2012.  Net loan charge-offs for 2013 and 2012 totaled $437,000 and $845,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,211,000 or 0.56% of total loans at December 31, 2013, compared to $2,411,000 or 0.53% of total loans at December 31, 2012.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets decreased from $2,189,000 at December 31, 2012 to $1,463,000 at December 31, 2013 primarily due the sale of commercial real estate property during the first quarter of 2013 and residential properties at various times during the year.

Non-interest income for the three-month period in 2013 was $395,000 less than the comparable period in 2012 and $41,000 greater for the full year.  The three-month period was less primarily due to decreases in gains from sales of investment securities and mortgage loans, partially offset by increases in trust income and service charges and fees on deposit accounts.  For the full year, decreases in gains from sales of investment securities and mortgage loans were more than offset by increases in trust income, service charges and fees on deposit accounts, and other smaller increases.  The increase in service charges and fees was primarily due to a greater number of deposit accounts resulting from the FCB merger.

Non-interest expense for the three and twelve months ended December 31, 2013 was $1,294,000 and $4,530,000 greater than the comparable periods in 2012.   Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger. Expense increases for the three and twelve months ended December 31, 2013 also included increases of $27,000 and $1,339,000, respectively, in merger related costs from the FCB and Eaton National Bank mergers.  These expense increases were partially offset by decreased other real estate owned expenses, including a decrease in net writedowns on other real estate owned in 2013.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which had 31 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, and Ross Counties, Ohio as of December 31, 2013.  The Eaton National Bank acquisition added five offices in Preble County, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.